Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Todd Dupee

Vice President & CFO

tdupee@trans-lux.com

203.642.5904

TRANS-LUX REPORTS SECOND QUARTER RESULTS

Norwalk, CT (August 15, 2013) – Trans-Lux Corporation (OTCQB: TNLX) (“Trans-Lux” or the “Company”), a leading supplier of Digital Displays and next generation LED lighting, reported financial results for the second quarter ended June 30, 2013 on August 14, 2013.  Trans-Lux President and Chief Executive Officer J.M. Allain made the announcement.

Second Quarter 2013

Trans-Lux reported revenues for the three months ending June 30, 2013 of $4.8 million, down from $6.8 million for the three months ending June 30, 2012.  The Company incurred a loss of $723,000 (loss of $0.03 per share) during the second quarter of 2013, compared to income of $739,000 ($0.13 per share) reported for the same three month period in 2012.  The three months ended June 30, 2013 results include a $732,000 benefit for warrant valuation adjustment and a loss of $348,000 on the sale of receivables.  The three months ended June 30, 2012 results included a $1.8 million benefit for warrant valuation adjustment.

“With recent changes in the management of the Company’s line of TL Energy LED lighting, our energy efficient and economical lighting business is gaining momentum,” said Mr. Allain.  “This market holds great potential for growth, and we are beginning to reap the rewards.”

Six Months Ended June 30, 2013

Trans-Lux reported revenues for the six months ending June 30, 2013 of $8.9 million, down from $12.4 million for the six months ending June 30, 2012.  The Company incurred a loss of $1.0 million (loss of $0.04 per share) during the first six months of 2013, compared to a $931,000 loss (loss of $0.18 per share) reported for the same six month period in 2012.  The six months ended June 30, 2013 results include a $664,000 benefit for warrant valuation adjustment, a loss of $348,000 on the sale of receivables and a $1.0 million gain from the sale of land in discontinued operations.  The six months ended June 30, 2012 results included a $1.9 million benefit for warrant valuation adjustment.

“As a result of our continuing strategic cost reductions and on-going restructuring efforts, we have reduced our general and administrative overhead costs," said Mr. Allain.  “These reductions have enabled us to manage our losses despite the reduction in revenues and put us in a better position to capitalize on new business opportunities.”

For more information, email info@trans-lux.com or visit www.trans-lux.com.

About Trans-Lux

Trans-Lux Corporation is a leading designer and manufacturer of TL Vision digital video displays and TL Energy LED lighting solutions for the financial, sports and entertainment, gaming, education, government, and commercial markets.  With a comprehensive offering of LED Large Screen Systems, LCD Flat Panel Displays, Data Walls and scoreboards (marketed under Fair-Play by Trans-Lux), Trans-Lux delivers comprehensive video display solutions for any size venue’s indoor and outdoor display needs.  TL Energy enables organizations to greatly reduce energy related costs with green lighting solutions.  For more information please visit www.Trans-Lux.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward-looking statements such as “will,” “believe,” “are projected to be” and similar expressions are statements regarding future events or the future performance of Trans-Lux Corporation, and include statements regarding projected operating results.  These forward-looking statements are based on current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements.

TRANS-LUX CORPORATION

RESULTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30		JUNE 30

(In thousands, except per share data)	2013	2012	2013	2012

Revenues	$ 4,787	$ 6,836	$ 8,883	$ 12,441

(Loss) income from continuing operations	$ (724)	$ 784	$ (2,050)	$ (804)
Income (loss) from discontinued operations	1	(45)	1,023	(127)
Net (loss) income	$ (723)	$ 739	$ (1,027)	$ (931)

Calculation of EBITDA (1):
Net (loss) income from continuing operations	$ (724)	$ 784	$ (2,050)	$ (804)
Interest expense, net	42	43	83	94
Income tax expense	8	7	16	14
Depreciation and amortization	907	1,004	1,809	2,000
Total EBITDA from continuing operations	233	1,838	(142)	1,304
Effect of discontinued operations	1	(45)	1,023	(127)
Total EBITDA	$ 234	$ 1,793	$ 881	$ 1,177

(Loss) earnings per share - basic and diluted
Continuing operations	$ (0.03)	$ 0.13	$ (0.08)	$ (0.16)
Discontinued operations	-	-	0.04	(0.02)
Total (loss) earnings per share	$ (0.03)	$ 0.13	$ (0.04)	$ (0.18)

Average common shares outstanding - basic and diluted	25,512	5,831	25,512	5,259

(1) EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization. EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness.  However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with accounting principles generally accepted in the United States or as a measure of a company's profitability or liquidity.  The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.